Exhibit 99.1

MSCI Reports Financial Results for Third Quarter and Nine Months 2017

NEW YORK--(BUSINESS WIRE)--November 2, 2017--MSCI Inc. (NYSE: MSCI), a leading provider of indexes and portfolio construction and risk management tools and services for global investors, today announced results for the three months ended September 30, 2017 (“third quarter 2017”) and nine months ended September 30, 2017 (“nine months 2017”).

Financial and Operational Highlights for Third Quarter 2017
(Note: Percentage and other changes refer to third quarter 2016 unless otherwise noted.)

  11.7% increase in operating revenues to $322.1 million.
  17.0% increase in Index revenues driven by a 29.8% increase in asset-based fees and a 9.5% increase in recurring subscription revenues.
  Record quarter-end AUM of $674.3 billion in ETFs linked to MSCI indexes; increase of 42.0% compared to third quarter 2016 AUM. All time high of $701.2 billion on October 31, 2017.
  Diluted and adjusted earnings per share increased 36.8% and 29.9%, respectively.
  Net new recurring subscription sales increased 68.2% to $21.0 million, driven by stronger Analytics net new sales.
  Total Aggregate Retention Rate at 94.0% and Index Aggregate Retention Rate at 95.5%.
  13.8% increase in total Run Rate to $1,305.0 million driven by a 36.6% increase in asset-based fees Run Rate and an 8.6% increase in subscription Run Rate.
	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands, except per share data	2017	2016	2017	Change	2017	2016	Change
Operating revenues	$322,097	$288,433	$316,089	11.7%	$939,393	$857,857	9.5%
Operating income	$148,663	$123,260	$145,968	20.6%	$425,233	$362,092	17.4%
Operating margin %	46.2%	42.7%	46.2%		45.3%	42.2%

Net income	$85,153	$65,281	$81,266	30.4%	$239,370	$192,605	24.3%

Diluted EPS	$0.93	$0.68	$0.89	36.8%	$2.61	$1.98	31.8%
Adjusted EPS	$1.00	$0.77	$0.95	29.9%	$2.83	$2.22	27.5%

Adjusted EBITDA	$168,602	$143,324	$166,249	17.6%	$485,542	$422,500	14.9%
Adjusted EBITDA margin %	52.3%	49.7%	52.6%		51.7%	49.3%

“We are increasingly working closely with some of the largest participants in the investment industry in ways that provide them with the means to differentiate themselves and attract assets. This solutions-based approach is enabled by our focus on research, which is at the heart of the innovative, world-class products and services we deliver to our clients every day. It is exactly this focus on our clients, our integrated model and the strong execution of our strategy that helped us deliver another strong quarter, with a 12% increase in revenue, and 37% and 30% increases in diluted EPS and adjusted EPS, respectively,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“Our research and product development capabilities allow us to create innovative content that we can integrate across the Company. This cycle of content enhancement, creation and integration will provide a wide range of compelling organic opportunities that will drive our continued growth in the quarters and years ahead,” concluded Mr. Fernandez.

Third Quarter and Nine Months 2017 Consolidated Results

Revenues: Operating revenues for third quarter 2017 increased $33.7 million, or 11.7%, to $322.1 million, compared to $288.4 million for the three months ended September 30, 2016 (“third quarter 2016”). The $33.7 million increase in revenues was driven by a $16.9 million, or 7.5%, increase in recurring subscriptions (driven primarily by a $9.3 million, or 9.5%, increase in Index recurring subscriptions), and a $16.7 million, or 29.8%, increase in asset-based fees (driven primarily by higher revenue from ETFs linked to MSCI indexes). Adjusting for the impact of foreign currency exchange rate fluctuations, operating revenues would have increased 11.9% for third quarter 2017.

For nine months 2017, operating revenues increased $81.5 million, or 9.5%, to $939.4 million, compared to $857.9 million for the nine months ended September 30, 2016 (“nine months 2016”). The $81.5 million increase was driven by a $43.1 million, or 27.9%, increase in asset-based fees, and a $39.4 million, or 5.8%, increase in recurring subscriptions, partially offset by a $1.0 million, or 5.2%, decrease in non-recurring revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, operating revenues would have increased 10.1% for nine months 2017.

Run Rate: Total Run Rate at September 30, 2017 grew by $158.2 million, or 13.8%, to $1,305.0 million, compared to September 30, 2016. The $158.2 million increase was driven by an $80.6 million, or 8.6%, increase in subscription Run Rate to $1,015.2 million, and a $77.6 million, or 36.6%, increase in asset-based fees Run Rate to $289.8 million. Adjusting for the impact of foreign currency exchange rate fluctuations, subscription Run Rate would have increased 8.3% in third quarter 2017. Recurring subscriptions and asset-based fees at September 30, 2017 represented 77.8% and 22.2% of total Run Rate, respectively.

Expenses: Total operating expenses for third quarter 2017 increased $8.3 million, or 5.0%, from third quarter 2016 to $173.4 million, driven by a $6.6 million, or 6.4%, increase in compensation and benefits expenses (primarily higher wages and salaries and incentive compensation resulting, in part, from the growth in the number of employees) and a $1.8 million, or 4.2%, increase in non-compensation expenses (higher information technology costs and market data, partially offset by lower professional fees). Adjusted EBITDA expenses for third quarter 2017 increased $8.4 million, or 5.8%, to $153.5 million compared to third quarter 2016. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for third quarter 2017 would have increased 4.4% and 5.1%, respectively, compared to third quarter 2016. Operating margin for third quarter 2017 was 46.2%, compared to 42.7% for third quarter 2016.

For nine months 2017, total operating expenses increased $18.4 million, or 3.7%, to $514.2 million. Adjusted EBITDA expenses increased $18.5 million, or 4.2%, to $453.9 million compared to nine months 2016. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for nine months 2017 would have increased 4.6% and 5.2%, respectively, compared to nine months 2016. Operating margin for nine months 2017 was 45.3%, compared to 42.2% for nine months 2016.

Headcount: As of September 30, 2017, there were 3,047 employees, up 8.7% from 2,802 as of September 30, 2016, and up 2.6% from 2,970 as of June 30, 2017. The 8.7% increase in employees was driven by increased headcount in areas related to technology, data & content services and research. As of September 30, 2017, a total of 42% and 58% of employees were located in developed market and emerging market centers, respectively, compared to 44% in developed market centers and 56% in emerging market centers as of September 30, 2016.

Amortization and Depreciation Expenses: Amortization and depreciation expenses decreased by $0.1 million, or 0.6%, for third quarter 2017, compared to third quarter 2016, with a $1.0 million, or 12.2%, increase in depreciation expense, offset by a $1.1 million, or 9.7%, decrease in amortization expense. For nine months 2017, amortization and depreciation expenses of $60.3 million were in line with nine months 2016.

Other Expense (Income), Net: Other expense (income), net increased $2.1 million, or 8.2%, for third quarter 2017, compared to third quarter 2016 and increased $12.0 million, or 16.4%, for nine months 2017, compared to the same period of the prior year. The increase for both periods was primarily driven by higher interest expense resulting from the August 2016 private offering of $500.0 million aggregate principal amount of 4.75% senior notes due 2026, partially offset by higher interest income. Nine months 2016 results also included a $3.7 million charge for estimated losses associated with miscellaneous transactions.

Tax Rate: The effective tax rate was 29.5% for third quarter 2017, compared to 33.1% for third quarter 2016 and the effective tax rate for nine months 2017 was 29.6%, compared to 33.3% for nine months 2016. The lower effective tax rate for both periods was primarily driven by the ongoing efforts to better align our tax profile with our global operating footprint and the impact of discrete items. For nine months 2017, the discrete items included the impact of stock-based compensation excess tax benefits (the “windfall benefit”) resulting from the adoption of new accounting guidance. The positive impact of the windfall benefit totaled $0.7 million in third quarter 2017 and $4.8 million for nine months 2017.

Net Income: Net income increased 30.4% to $85.2 million, from $65.3 million in third quarter 2016. For nine months 2017, net income increased 24.3% to $239.4 million, compared to $192.6 million for nine months 2016.

Adjusted EBITDA: Adjusted EBITDA was $168.6 million in third quarter 2017, up $25.3 million, or 17.6%, from third quarter 2016. Adjusted EBITDA margin in third quarter 2017 was 52.3%, compared to 49.7% in third quarter 2016. For nine months 2017, adjusted EBITDA was $485.5 million, up 14.9% from nine months 2016, and adjusted EBITDA margin was 51.7% for nine months 2017, compared to 49.3% for nine months 2016.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of September 30, 2017 was $799.0 million, of which $425.3 million was held outside of the United States. MSCI seeks to maintain minimum cash balances in the United States of approximately $125.0 million to $150.0 million for general operating purposes. Total outstanding debt as of September 30, 2017 was $2,100.0 million, which excludes deferred financing fees of $22.6 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,301.0 million at September 30, 2017. The total debt to operating income ratio (based on trailing twelve months operating income) was 3.8x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.3x.

Cash Flow & Capex: Net cash provided by operating activities was $101.8 million in third quarter 2017, compared to $148.5 million in third quarter 2016. Capex for third quarter 2017 was $11.6 million, compared to $13.7 million in third quarter 2016. Free cash flow was $90.2 million in third quarter 2017, compared to $134.8 million in third quarter 2016. The decrease in net cash provided by operating activities and free cash flow compared to third quarter 2016 was driven by higher payments for income taxes, including the impact of refunds recorded in third quarter 2016, interest and operating expenses, partially offset by higher cash collections, despite higher accounts receivable as a result of the timing of invoicing and collections.

Net cash provided by operating activities was $261.0 million for nine months 2017, compared to $303.5 million for nine months 2016. Capex for nine months 2017 was $28.2 million, compared to $32.1 million for nine months 2016. Free cash flow was $232.8 million for nine months 2017, compared to $271.4 million for nine months 2016. The decrease in both net cash provided by operating activities and free cash flow for nine months 2017 compared to the same period of the prior year was driven by higher payments for operating expenses, income taxes, including the impact of refunds recorded in third quarter 2016, and interest, partially offset by higher cash collections, despite higher accounts receivable as a result of the timing of invoicing and collections.

Share Count & Capital Return: The weighted average diluted shares outstanding in third quarter 2017 declined 3.8% to 91.9 million, compared to 95.5 million in third quarter 2016. The lower share count, driven by buybacks under the share repurchase program, increased diluted and adjusted earnings per share each by $0.04 in third quarter 2017, compared to third quarter 2016. In third quarter 2017, MSCI repurchased 87,429 shares at an average price of $104.26 per share for a total value of $9.1 million. A total of $0.7 billion remains on the outstanding share repurchase authorization as of October 27, 2017. Total shares outstanding as of September 30, 2017 was 90.1 million.

On October 31, 2017, the Board of Directors of MSCI declared a cash dividend of $0.38 per share for fourth quarter 2017. The fourth quarter 2017 dividend is payable on November 30, 2017 to shareholders of record as of the close of trading on November 17, 2017.

Table 1: Third Quarter 2017 Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
Q3'17	$184,594	$134,299	72.8%	$114,972	$33,013	28.7%	$22,531	$1,290	5.7%
Q3'16	$157,751	$111,750	70.8%	$111,291	$31,501	28.3%	$19,391	$73	0.4%
Q2'17	$177,156	$129,476	73.1%	$113,367	$31,741	28.0%	$25,566	$5,032	19.7%
YoY % change	17.0%	20.2%		3.3%	4.8%		16.2%	n/m

YTD 2017	$525,185	$379,412	72.2%	$340,759	$94,290	27.7%	$73,449	$11,840	16.1%
YTD 2016	$454,481	$318,317	70.0%	$333,947	$95,163	28.5%	$69,429	$9,020	13.0%
YoY % change	15.6%	19.2%		2.0%	(0.9%)		5.8%	31.3%

n/m: not meaningful.

Index Segment: Operating revenues for third quarter 2017 increased $26.8 million, or 17.0%, to $184.6 million, compared to $157.8 million for third quarter 2016. The $26.8 million increase was driven by a $16.7 million, or 29.8%, increase in asset-based fees, a $9.3 million, or 9.5%, increase in recurring subscriptions and a $0.8 million, or 25.5%, increase in non-recurring revenues.

The $16.7 million increase in asset-based fees was driven by strong growth across all types of index-linked investment products. A $13.1 million, or 35.4%, increase in revenue from ETFs linked to MSCI indexes was driven by a 40.0% increase in average AUM, partially offset by the impact of a change in the product mix. A $2.5 million, or 15.0%, increase in revenue from non-ETF passive products was driven by higher AUM and an increased contribution from higher fee products. In addition, revenues from exchange traded futures and options contracts based on MSCI indexes grew $1.2 million, or 47.2%, driven by a strong increase in total trading volumes and a more favorable product mix.

The $9.3 million increase in recurring subscriptions was driven by strong growth in core products, growth in new products, including factor indexes, as well as growth in custom index products. There was a negligible impact from foreign currency exchange rate fluctuations on Index revenues for third quarter 2017. The adjusted EBITDA margin for Index was 72.8% for third quarter 2017, compared to 70.8% for third quarter 2016.

Operating revenues for nine months 2017 increased $70.7 million, or 15.6%, to $525.2 million, compared to $454.5 million for nine months 2016. The $70.7 million increase was driven by a $43.1 million, or 27.9%, increase in asset-based fees, a $26.4 million, or 9.1%, increase in recurring subscriptions, and a $1.2 million, or 11.1%, increase in non-recurring revenues. There was a negligible impact from foreign currency exchange rate fluctuations on Index revenues for nine months 2017. The adjusted EBITDA margin for Index was 72.2% for nine months 2017, compared to 70.0% for nine months 2016.

Index Run Rate at September 30, 2017 grew by $121.2 million, or 19.9%, to $729.1 million, compared to September 30, 2016. The $121.2 million increase was driven by a $77.6 million, or 36.6%, increase in asset-based fees Run Rate, and a $43.6 million, or 11.0%, increase in recurring subscriptions Run Rate. The 11.0% increase in Index recurring subscriptions Run Rate was primarily driven by an increase in core products, strong demand for new products, including factor and ESG indexes, as well as growth in custom index products. There was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscription Run Rate at September 30, 2017.

Analytics Segment: Operating revenues for third quarter 2017 increased $3.7 million, or 3.3%, to $115.0 million, compared to $111.3 million for third quarter 2016. The increase was driven by both Equity and Multi-Asset Class Analytics products. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues would have increased 3.7%. The adjusted EBITDA margin for Analytics was 28.7% for third quarter 2017, compared to 28.3% for third quarter 2016.

Operating revenues for nine months 2017 increased $6.8 million, or 2.0%, to $340.8 million, compared to $333.9 million for nine months 2016. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues for nine months 2017 would have increased 2.9%. The adjusted EBITDA margin for Analytics was 27.7% for nine months 2017, compared to 28.5% for nine months 2016.

Analytics Run Rate at September 30, 2017 grew by $22.4 million, or 5.0%, to $474.7 million, compared to September 30, 2016, primarily driven by growth in both Multi-Asset Class and Equity Analytics products. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics Run Rate would have increased 4.7% in third quarter 2017.

All Other Segment: Operating revenues for third quarter 2017 increased by $3.1 million, or 16.2%, to $22.5 million, compared to $19.4 million for third quarter 2016. The increase in All Other revenues was driven by a $2.4 million, or 21.2%, increase in ESG revenues to $13.9 million, and a $0.7 million, or 9.0% increase in Real Estate revenues. The increase in ESG revenues was driven by higher ESG Ratings product revenues, which is benefiting from increased investments. The increase in Real Estate revenues was primarily driven by an increase in Market Information product revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, third quarter 2017 Real Estate revenues would have increased 8.2% and All Other operating revenues would have increased 15.9%. There was a negligible impact from foreign currency exchange rate fluctuations on ESG revenues for third quarter 2017. The adjusted EBITDA margin for All Other was 5.7% for third quarter 2017, compared to 0.4% for third quarter 2016.

Operating revenues for nine months 2017 increased $4.0 million, or 5.8%, to $73.4 million, compared to $69.4 million for nine months 2016. The increase in All Other revenues was driven by a $7.0 million, or 21.0%, increase in ESG revenues to $40.1 million, partially offset by a $2.9 million, or 8.1%, decrease in Real Estate revenues to $33.3 million. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, nine months 2017 revenues for Real Estate would have decreased 2.1% and All Other operating revenues would have increased 9.0%. There was a negligible impact from foreign currency exchange rate fluctuations on ESG revenues for nine months 2017. The adjusted EBITDA margin for All Other was 16.1% for nine months 2017, compared to 13.0% for nine months 2016.

All Other Run Rate at September 30, 2017 grew by $14.5 million, or 16.7%, to $101.3 million, compared to September 30, 2016. The $14.5 million increase was primarily driven by a $12.1 million, or 25.9%, increase in ESG Run Rate to $59.0 million, and a $2.4 million, or 6.0%, increase in Real Estate Run Rate to $42.3 million. The increase in ESG Run Rate was primarily driven by growth in ESG Ratings products. The increase in Real Estate Run Rate was primarily driven by growth in Market Information products. Adjusting for the impact of foreign currency exchange rate fluctuations, Real Estate Run Rate would have increased 2.8%, ESG Run Rate would have increased 23.9% and All Other Run Rate would have increased 14.2% in third quarter 2017.

Full-Year 2017 Guidance

MSCI’s guidance for full-year 2017 is as follows:

  Total operating expenses are expected to be in the range of $690 million to $700 million. Adjusted EBITDA expenses are now expected to be towards the higher end of the previously announced range of $605 million to $615 million, primarily reflecting higher severance in the fourth quarter associated with certain efficiency initiatives.
  Interest expense, including the amortization of financing fees, is expected to be approximately $116 million, assuming no additional financings.
  Capex is expected to be in the range of $40 million to $50 million.
  Net cash provided by operating activities and free cash flow is expected to be in the range of $360 million to $410 million and $310 million to $370 million, respectively.
  The effective tax rate is now expected to be at the lower end of the previously announced range of 30.0% to 31.0%.

Conference Call Information

MSCI's senior management will review third quarter 2017 results on Thursday, November 2, 2017 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This earnings release and the related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on our Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through November 5, 2017, the recording will also be available by dialing 1-800-585-8367 passcode: 96492216 within the United States or 1-404-537-3406 passcode: 96492216 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's Investor Relations website for 12 months after the call.

-Ends-

About MSCI

For more than 45 years, MSCI's research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 99 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2017 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on February 24, 2017 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC (herein, referred to as “Public Filings”). If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Aggregate Retention Rate.

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described elsewhere in our Public Filings. For any Client Contract where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes, and for other non-ETF products, the most recent client reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

Organic subscription Run Rate or revenue growth ex FX is defined as the period over period Run Rate or revenue growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the end of period currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate or revenue. This metric also excludes the impact on the growth in subscription Run Rate or revenue of the acquisitions of IPD, InvestorForce, and GMI for their respective first year of operations as part of MSCI, as well as the divestiture of MSCI’s Real Estate occupiers benchmarking business which closed on August 1, 2016.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 12 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets and, at times, certain other transactions or adjustments. For periods prior to first quarter 2017, the amortization associated with capitalized software development costs was included as an adjustment to adjusted net income and adjusted EPS as it was not material.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, Capex and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands, except per share data	2017	2016	2017	Change	2017	2016	Change
Operating revenues	$322,097	$288,433	$316,089	11.7%	$939,393	$857,857	9.5%
Operating expenses:
Cost of revenues	68,491	62,986	68,595	8.7%	204,607	188,288	8.7%
Selling and marketing	44,918	41,514	41,594	8.2%	129,526	125,057	3.6%
Research and development	17,983	18,750	18,203	(4.1%)	55,163	56,244	(1.9%)
General and administrative	22,103	21,859	21,448	1.1%	64,555	65,768	(1.8%)
Amortization of intangible assets	10,614	11,752	11,122	(9.7%)	32,987	35,535	(7.2%)
Depreciation and amortization of property,
equipment and leasehold improvements	9,325	8,312	9,159	12.2%	27,322	24,873	9.8%
Total operating expenses(1)	173,434	165,173	170,121	5.0%	514,160	495,765	3.7%

Operating income	148,663	123,260	145,968	20.6%	425,233	362,092	17.4%

Interest income	(1,835)	(799)	(1,310)	129.7%	(4,077)	(2,005)	103.3%
Interest expense	29,020	26,790	29,027	8.3%	87,071	72,612	19.9%
Other expense (income)	675	(253)	740	n/m	2,300	2,642	(12.9%)
Other expense (income), net	27,860	25,738	28,457	8.2%	85,294	73,249	16.4%

Income before provision for income taxes	120,803	97,522	117,511	23.9%	339,939	288,843	17.7%

Provision for income taxes	35,650	32,241	36,245	10.6%	100,569	96,238	4.5%
Net income	$85,153	$65,281	$81,266	30.4%	$239,370	$192,605	24.3%

Earnings per basic common share	$0.94	$0.69	$0.90	36.2%	$2.65	$1.99	33.2%

Earnings per diluted common share	$0.93	$0.68	$0.89	36.8%	$2.61	$1.98	31.8%

Weighted average shares outstanding used
in computing earnings per share:

Basic	90,112	94,823	90,404	(5.0%)	90,406	96,879	(6.7%)
Diluted	91,868	95,473	91,708	(3.8%)	91,731	97,445	(5.9%)

n/m: not meaningful.
(1) Includes stock-based compensation expense of $9.4 million, $8.5 million and $9.5 million for the three months ended Sep. 30, 2017, Sep. 30, 2016 and June 30, 2017, respectively. Includes stock-based compensation expense of $28.6 million and $24.0 million for the nine months ended Sep. 30, 2017 and Sep. 30, 2016, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Sep. 30,	Dec. 31,
In thousands	2017	2016
Cash and cash equivalents	$799,015	$791,834
Accounts receivable, net of allowances	$309,196	$221,504

Deferred revenue	$374,730	$334,358
Long-term debt(1)	$2,077,370	$2,075,201
(1) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at both Sep. 30, 2017 and Dec. 31, 2016 was $2.1 billion.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Cash provided by operating activities	$101,773	$148,527	$122,217	(31.5%)	$261,005	$303,510	(14.0%)
Cash used in investing activities	(11,553)	(13,071)	(6,264)	(11.6%)	(27,446)	(31,496)	(12.9%)
Cash (used in) provided by financing activities	(43,251)	434,826	(65,398)	(109.9%)	(233,875)	(71,758)	225.9%
Effect of exchange rate changes	1,465	(834)	3,054	(275.7%)	7,497	(3,900)	(292.2%)
Net increase (decrease) in cash and cash equivalents	$48,434	$569,448	$53,609	(91.5%)	$7,181	$196,356	(96.3%)
(1) Excess tax benefits related to share-based compensation are now included in operating cash flows rather than financing cash flows in accordance with the adoption of recent accounting guidance. This change has been applied retrospectively and resulted in increases of $1.6 million and $6.5 million in net cash provided by operating activities with a matching decrease in net cash used in financing activities in the same period for third quarter 2016 and nine months 2016, respectively.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$107,963	$98,625	$105,645	9.5%	$315,786	$289,409	9.1%
Asset-based fees	72,861	56,122	67,230	29.8%	197,599	154,455	27.9%
Non-recurring	3,770	3,004	4,281	25.5%	11,800	10,617	11.1%
Total operating revenues	184,594	157,751	177,156	17.0%	525,185	454,481	15.6%
Adjusted EBITDA expenses	50,295	46,001	47,680	9.3%	145,773	136,164	7.1%
Adjusted EBITDA	$134,299	$111,750	$129,476	20.2%	$379,412	$318,317	19.2%
Adjusted EBITDA margin %	72.8%	70.8%	73.1%		72.2%	70.0%

Analytics	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$113,574	$109,554	$112,061	3.7%	$336,904	$328,636	2.5%
Non-recurring	1,398	1,737	1,306	(19.5%)	3,855	5,311	(27.4%)
Total operating revenues	114,972	111,291	113,367	3.3%	340,759	333,947	2.0%
Adjusted EBITDA expenses	81,959	79,790	81,626	2.7%	246,469	238,784	3.2%
Adjusted EBITDA	$33,013	$31,501	$31,741	4.8%	$94,290	$95,163	(0.9%)
Adjusted EBITDA margin %	28.7%	28.3%	28.0%		27.7%	28.5%

All Other	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$21,865	$18,329	$24,739	19.3%	$71,256	$66,533	7.1%
Non-recurring	666	1,062	827	(37.3%)	2,193	2,896	(24.3%)
Total operating revenues	22,531	19,391	25,566	16.2%	73,449	69,429	5.8%
Adjusted EBITDA expenses	21,241	19,318	20,534	10.0%	61,609	60,409	2.0%
Adjusted EBITDA	$1,290	$73	$5,032	n/m	$11,840	$9,020	31.3%
Adjusted EBITDA margin %	5.7%	0.4%	19.7%		16.1%	13.0%

Consolidated	Three Months Ended				Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	YoY %	Sep. 30,	Sep. 30,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$243,402	$226,508	$242,445	7.5%	$723,946	$684,578	5.8%
Asset-based fees	72,861	56,122	67,230	29.8%	197,599	154,455	27.9%
Non-recurring	5,834	5,803	6,414	0.5%	17,848	18,824	(5.2%)
Operating revenues total	322,097	288,433	316,089	11.7%	939,393	857,857	9.5%
Adjusted EBITDA expenses	153,495	145,109	149,840	5.8%	453,851	435,357	4.2%
Adjusted EBITDA	$168,602	$143,324	$166,249	17.6%	$485,542	$422,500	14.9%
Adjusted EBITDA margin %	52.3%	49.7%	52.6%		51.7%	49.3%
Operating margin %	46.2%	42.7%	46.2%		45.3%	42.2%

n/m: not meaningful.

Table 6: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended					Nine Months Ended
	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
In thousands	2017	2017	2017	2016	2016	2017	2016
Index
New recurring subscription sales	$15,499	$13,636	$14,193	$17,220	$11,758	$43,328	$38,059
Subscription cancellations	(4,605)	(3,045)	(3,165)	(6,071)	(3,840)	(10,815)	(11,346)
Net new recurring subscription sales	$10,894	$10,591	$11,028	$11,149	$7,918	$32,513	$26,713
Non-recurring sales	$3,704	$4,555	$4,374	$3,461	$5,468	$12,633	$14,389
Total gross sales(1)	$19,203	$18,191	$18,567	$20,681	$17,226	$55,961	$52,448
Total Index net sales	$14,598	$15,146	$15,402	$14,610	$13,386	$45,146	$41,102

Index Aggregate Retention Rate(2)	95.5%	97.0%	96.9%	93.4%	95.8%	96.5%	95.9%

Analytics
New recurring subscription sales	$15,036	$12,050	$11,874	$18,617	$13,131	$38,960	$36,638
Subscription cancellations	(7,444)	(6,940)	(7,611)	(13,749)	(10,530)	(21,995)	(25,456)
Net new recurring subscription sales	$7,592	$5,110	$4,263	$4,868	$2,601	$16,965	$11,182
Non-recurring sales	$2,792	$1,609	$2,163	$3,215	$2,330	$6,564	$5,615
Total gross sales(1)	$17,828	$13,659	$14,037	$21,832	$15,461	$45,524	$42,253
Total Analytics net sales	$10,384	$6,719	$6,426	$8,083	$4,931	$23,529	$16,797

Analytics Aggregate Retention Rate(2)	93.4%	93.9%	93.3%	87.4%	90.4%	93.5%	92.2%

All Other
New recurring subscription sales	$4,576	$5,456	$4,121	$6,364	$3,877	$14,153	$13,614
Subscription cancellations	(2,050)	(2,030)	(1,683)	(2,526)	(1,903)	(5,763)	(5,762)
Net new recurring subscription sales	$2,526	$3,426	$2,438	$3,838	$1,974	$8,390	$7,852
Non-recurring sales	$829	$958	$609	$1,139	$774	$2,396	$3,108
Total gross sales(1)	$5,405	$6,414	$4,730	$7,503	$4,651	$16,549	$16,722
Total All Other net sales	$3,355	$4,384	$3,047	$4,977	$2,748	$10,786	$10,960

All Other Aggregate Retention Rate(2)	90.7%	90.8%	92.4%	87.8%	90.8%	91.3%	90.7%

Consolidated
New recurring subscription sales	$35,111	$31,142	$30,188	$42,201	$28,766	$96,441	$88,311
Subscription cancellations	(14,099)	(12,015)	(12,459)	(22,346)	(16,273)	(38,573)	(42,564)
Net new recurring subscription sales	$21,012	$19,127	$17,729	$19,855	$12,493	$57,868	$45,747
Non-recurring sales	$7,325	$7,122	$7,146	$7,815	$8,572	$21,593	$23,112
Total gross sales(1)	$42,436	$38,264	$37,334	$50,016	$37,338	$118,034	$111,423
Total net sales	$28,337	$26,249	$24,875	$27,670	$21,065	$79,461	$68,859

Total Aggregate Retention Rate(2)	94.0%	94.9%	94.7%	89.9%	92.7%	94.6%	93.6%
(1) Total gross sales equal new recurring subscription sales plus non-recurring sales.
(2) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Aggregate Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Indexes (unaudited)(1)

	Three Months Ended					Nine Months Ended
	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
In billions	2017	2017	2017	2016	2016	2017	2016
Beginning Period AUM in ETFs linked to
MSCI indexes	$624.3	$555.7	$481.4	$474.9	$439.7	$481.4	$433.4
Market Appreciation/(Depreciation)	32.2	23.6	35.8	(8.7)	23.7	91.6	19.5
Cash Inflows	17.8	45.0	38.5	15.2	11.5	101.3	22.0
Period-End AUM in ETFs linked to
MSCI indexes	$674.3	$624.3	$555.7	$481.4	$474.9	$674.3	$474.9

Period Average AUM in ETFs linked to
MSCI indexes	$654.4	$595.0	$524.1	$471.1	$467.3	$591.1	$438.1

Avg. Basis Point Fee(2)	3.05	3.07	3.08	3.10	3.11	3.05	3.11
Source: Bloomberg and MSCI
(1) ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
(2) Based on period-end Run Rate for ETFs linked to MSCI Indexes using period-end AUM.
AUM: Assets under management.
Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Sep. 30,	Sep. 30,	June 30,	YoY %
In thousands	2017	2016	2017	Change
Index
Recurring subscriptions	$439,251	$395,601	$428,367	11.0%
Asset-based fees	289,812	212,224	269,595	36.6%
Index Run Rate	729,063	607,825	697,962	19.9%

Analytics Run Rate	474,721	452,323	465,339	5.0%

All Other Run Rate	101,253	86,738	97,057	16.7%

Total Run Rate	$1,305,037	$1,146,886	$1,260,358	13.8%

Total recurring subscriptions	$1,015,225	$934,662	$990,763	8.6%
Total asset-based fees	289,812	212,224	269,595	36.6%
Total Run Rate	$1,305,037	$1,146,886	$1,260,358	13.8%
(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.
Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,
In thousands	2017	2016	2017	2017	2016
Index adjusted EBITDA	$134,299	$111,750	$129,476	$379,412	$318,317
Analytics adjusted EBITDA	33,013	31,501	31,741	94,290	95,163
All Other adjusted EBITDA	1,290	73	5,032	11,840	9,020
Consolidated adjusted EBITDA	168,602	143,324	166,249	485,542	422,500
Amortization of intangible assets	10,614	11,752	11,122	32,987	35,535
Depreciation and amortization of property,
equipment and leasehold improvements	9,325	8,312	9,159	27,322	24,873
Operating income	148,663	123,260	145,968	425,233	362,092
Other expense (income), net	27,860	25,738	28,457	85,294	73,249
Provision for income taxes	35,650	32,241	36,245	100,569	96,238
Net income	$85,153	$65,281	$81,266	$239,370	$192,605

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,
In thousands, except per share data	2017	2016	2017	2017	2016
Net income	$85,153	$65,281	$81,266	$239,370	$192,605
Plus: Amortization of acquired intangible assets	9,270	11,752	10,119	29,919	35,535
Less: Gain on sale of investment	—	—	(771)	(771)	—
Less: Income tax effect	(2,732)	(3,873)	(3,146)	(8,850)	(11,840)
Adjusted net income	$91,691	$73,160	$87,468	$259,668	$216,300

Diluted EPS	$0.93	$0.68	$0.89	$2.61	$1.98
Plus: Amortization of acquired intangible assets	0.10	0.12	0.11	0.33	0.36
Less: Gain on sale of investment	—	—	(0.01)	(0.01)	—
Less: Income tax effect	(0.03)	(0.03)	(0.04)	(0.10)	(0.12)
Adjusted EPS	$1.00	$0.77	$0.95	$2.83	$2.22
Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Nine Months Ended		Full-Year
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,	2017
In thousands	2017	2016	2017	2017	2016	Outlook(1)
Index adjusted EBITDA expenses	$50,295	$46,001	$47,680	$145,773	$136,164
Analytics adjusted EBITDA expenses	81,959	79,790	81,626	246,469	238,784
All Other adjusted EBITDA expenses	21,241	19,318	20,534	61,609	60,409
Consolidated adjusted EBITDA expenses	153,495	145,109	149,840	453,851	435,357	$605,000 - $615,000
Amortization of intangible assets	10,614	11,752	11,122	32,987	35,535
Depreciation and amortization of property,						80,000
equipment and leasehold improvements	9,325	8,312	9,159	27,322	24,873
Total operating expenses	$173,434	$165,173	$170,121	$514,160	$495,765	$690,000 - $700,000
(1) We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.
Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Nine Months Ended		Full-Year
	Sep. 30,	Sep. 30,	June 30,	Sep. 30,	Sep. 30,	2017
In thousands	2017	2016	2017	2017	2016	Outlook(1)
Net cash provided by operating activities	$101,774	$148,527	$122,217	$261,005	$303,510	$360,000 - $410,000
Capital expenditures	(6,390)	(10,867)	(3,729)	(17,440)	(24,144)
Capitalized software development costs	(5,164)	(2,861)	(3,306)	(10,777)	(7,949)
Capex	(11,554)	(13,728)	(7,035)	(28,217)	(32,093)	(50,000 - 40,000)
Free cash flow	$90,220	$134,799	$115,182	$232,788	$271,417	$310,000 - $370,000
(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

CONTACT:
MSCI Inc.
Investors
Stephen Davidson, + 1-212-981-1090
stephen.davidson@msci.com
or
Media
Peyton Kay, + 1-212-981-7463
peyton.kay@msci.com